EXHIBIT 23.3

STATEMENT CONCERNING ABSENCE OF CURRENT WRITTEN
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     Effective May 17, 2002, the Company determined not to engage Arthur Andersen LLP as its independent auditors for fiscal 2002 and engaged Ernst & Young LLP to replace Arthur Andersen LLP. On August 31, 2002, Arthur Andersen LLP voluntarily ceased to audit public companies, and it is no longer licensed to practice as a public accountant. As a result, we are unable to obtain Arthur Andersen’s written consent to include financial statements in this prospectus or to incorporate by reference Arthur Andersen’s audit report with respect to the Company’s financial statements as of December 31, 2001 and for the year then ended.

     Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to dispense with the requirement to file Arthur Andersen LLP’s written consent with this registration statement. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act with respect to such financial statements. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.